Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No.’s 333-140416, 333-134399, 333-129611, 333-125133, 333-124074, 333-114633, 333-104190, 333-88808, 333-42866, and 333-69058), Form S-3 (No.’s 333-134012, 333-125100, and 333-111496) and Form S-4 (No. 333-139111), of our reports dated February 23, 2007, with respect to the consolidated financial statements and schedule of Illumina, Inc., management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Illumina, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2006.

Ernst & Young LLP

San Diego, California
February 23, 2007